ARTICLE XI AMENDMENT These Bylaws may be amended by the Board of Directors, by the affirmative vote of a majority of all the members of the Board of Directors, at any regular or special meeting, notice of which contains the proposed amendment or a digest thereof; or at any meeting, regular or special, at which all directors are present, or by the written consent of all directors pursuant to Section 3.2 of Article III of these Bylaws.Except as otherwise expressly provided in the Articles of Incorporation or by the IBCL, the Board of Directors shall have the power to amend or repeal any provision of these Bylaws or to make new Bylaws or to restate the Bylaws. (a) In addition, the Bylaws may be amended by the shareholders pursuant to a Qualified Bylaw Proposal that is submitted to the shareholders for approval at a duly called annual meeting as provided in this Article XI. A “Qualified Bylaw Proposal” is a proposal to amend the Bylaws in a manner permitted by law, the Articles and these Bylaws that meets the following conditions: (i) The proposal is submitted to the Secretary of the Corporation in a timely notice, complying in all respects with Section 2.8(b)(ii) and (iii) of these Bylaws, including the exact text of the proposed Bylaw amendment and a description of the reasons for proposing the amendment; (ii) Such timely notice (or timely notices submitted by shareholders making an identical Bylaw amendment proposal) shall have been submitted by or on behalf of an Eligible Shareholder or Eligible Shareholders. (b) The Board of Directors may consider any Qualified Bylaw Proposal and may choose to amend the Bylaws in the manner (or in a manner substantively the same in all material respects) provided for in the Qualified Bylaw Proposal. Adoption by the Board of such an amendment shall moot the Qualified Bylaw Proposal. (c) Unless it has been so mooted by adoption of an amendment by the Board of Directors, the Eligible Shareholder shall be permitted to present the Qualified Bylaw Proposal for consideration by the shareholders at the ensuing annual meeting and shall be adopted if it is approved by the affirmative vote at of at least a majority of the vote entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors. (d) To be an “Eligible Shareholder”, the submitting shareholder must (i) have owned (as defined in (e) of this Article XI continuously for a least one year a number of shares consisting of $2,000 or more of the Corporation’s outstanding capital stock measured as of the date the shareholder’s notice is received by the Corporation in accordance with Section 2.8 (the “Required Shares”), (ii) continue to own the Required Shares as of the record date for determining shareholders entitled to vote at the annual meeting of shareholders for which the Qualified Bylaw Proposal is being proposed. (e) For purposes of this Article XI, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Shareholder or any of its affiliates for any purposes or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. An Eligible Shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. Whether outstanding shares of the Corporation’s capital stock are “owned” for these purposes shall be determined by the Board, which determination shall be conclusive and binding on the Corporation and its shareholders. For purposes of this Article XI, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act. (f) This Article XI may not be amended (and the Bylaws may not be amended in a manner that would conflict with this Article XI) without the approval of the Board of Directors.